                                                                    EXHIBIT 10.8

                         AMENDMENT NO. 4 OF AGREEMENT


    This Amendment No. 4 of Agreement ("Amendment No. 4") is effective as of January 1, 1997, between Office Cherifien des Phosphates ("OCP") and Mississippi Phosphates Corporation ("MPC").

    WHEREAS, MPC and OCP are parties to that certain Agreement with an effective date of September 15, 1991, for the sale and purchase of all MPC's requirements of phosphate rock at its Pascagoula, plant ("Agreement"); and

    WHEREAS, the Agreement has been amended by Amendment No. 1 effective as of July 1, 1992, Amendment No. 2 effective as of July 1, 1993, and Amendment No. 3 effective as of January 1, 1995; and

    WHEREAS, MPC and OCP desire to further amend the Agreement as hereinafter set forth; and

    WHEREAS, MISSISSIPPI CHEMICAL CORPORATION, the parent company of MPC, agrees to be substituted to MPC in taking responsibility of the latest with respect to the environmental problems linked to the gypsum stacks; and

    NOW, THEREFORE, MPC and OCP hereby agree as follows:

    1. Article I of the Agreement is hereby amended by changing the second sentence of the first paragraph thereof to read in its entirety as follows:

         The term of this Agreement shall commence on the Effective Date and shall continue until June 30, 2016.

    2. The Agreement is hereby amended by adding thereto a new Article XIII, which shall read in its entirety as follows:

                                 ARTICLE XIII

         Subject to its timely receipt of all required governmental permits, authorizations and approvals in acceptable form, MPC intends to construct a new phosphogypsum disposal facility (the "New Gypsum Facility"), at an estimated cost of $16.2 million, which will ultimately replace the phosphogypsum disposal facility currently being utilized by MPC (the "Old Gypsum Facility"). With respect to the New Gypsum Facility and the Old Gypsum Facility, MPC and OCP agree as follows:

             (a) Cost of Products Sold, as defined in Article IV hereof, shall include depreciation expense related to the actual cost of the New Gypsum Facility. As each ton of phosphogypsum is placed in the New Gypsum Facility, Cost of Products Sold shall be increased by a "units-of-production" depreciation charge equal to the quotient of (i) the undepreciated cost of the New Gypsum Facility divided by (ii) the estimated number of tons of unused capacity remaining in the New Gypsum Facility. It is expected that this capacity will be utilized at reasonably uniform rates over its estimated useful life of 18 years.

             (b) Cost of Products Sold, as defined in Article IV hereof, shall include charges related to the estimated cost of closing the New Gypsum Facility. As each ton of phosphogypsum is placed in the New Gypsum Facility, Cost of Products Sold shall be increased by a closure charge equal to the quotient of (i) the unamortized estimated cost of closing the New Gypsum Facility divided by (ii) the estimated number of tons of unused capacity remaining in the New Gypsum Facility. The estimated cost of closing the New Gypsum Facility is $13.5 million. Closure charges related to the Old Gypsum Facility will continue to be recognized as its remaining capacity is utilized. The estimated closure cost of the Old Gypsum Facility is $9.4 million, out of which an amount of $2.24 million has to be amortized as from July 1, 1996, till saturation of the Old Gypsum storage.

             (c) If, prior to the actual closure of either the New Gypsum Facility or the Old Gypsum Facility, a third party assumes responsibility for the cost of closing either the New Gypsum Facility or the Old Gypsum Facility, then MPC agrees to pay to OCP an amount equal to fifty percent (50%) of the unspent portion of all closure charges which have been recognized and reflected in all previous calculations of Additional Price pursuant to Article IV of this Agreement and which relate to the facility for which the third party has assumed responsibility to close. MPC further agrees that OCP shall have no responsibility for effecting the actual closure of either the New Gypsum Facility or the Old Gypsum Facility.

    3. The Agreement is hereby amended by adding thereto a new Article XIV, which shall read in its entirety as follows:

                                  ARTICLE XIV

         Subject to its timely receipt of all required governmental permits, authorizations and approvals in acceptable form, MPC intends to construct an expansion of the Pascagoula Plant (the "Pascagoula Plant Expansion"), which is expected to increase the Pascagoula Plant's annual production rate to approximately 900,000 short tons, at an estimated cost of $10.45 million. Cost of Products Sold, as defined in
         Article IV hereof, shall include depreciation expense related to the actual cost of the assets comprising the Pascagoula Plant Expansion. The assets comprising the Pascagoula Plant Expansion will be depreciated on a "straight-line" basis over their estimated useful lives, which range from five (5) to eighteen (18) years and set forth in the table hereto as Schedule 1 to this Amendment No. 4.

    4. The Agreement is hereby amended by adding thereto a new Article XV, which shall read in its entirety as follows:

                                  ARTICLE XV

         MPC agrees to indemnify, hold harmless and defend OCP from and against any and all losses, costs, damages, injuries, liabilities, claims, demands, penalties, or causes of action arising out of or in connection with the environmental conditions at the Old Gypsum Facility and the New Gypsum Facility.

         In any case including MPC failure, MISSISSIPPI CHEMICAL CORPORATION, the parent company of MPC, will be sole responsible and will pay for all losses, costs, damages, injuries, liabilities, claims, demands, penalties, or causes of action arising out of or in connection with the environmental conditions at the Old Gypsum Facility and the New Gypsum Facility.

    5. The Agreement is amended by attaching thereto Exhibit F which is attached as Schedule 1 to this Amendment No. 4.

    6. Except as specifically set forth in this Amendment No. 4, all of the terms and conditions of the Agreement, as heretofore amended, shall continue in full force and effect.

    7. All capitalized terms used in this Amendment No. 4 and not otherwise defined herein shall have the meanings set forth in the Agreement.

    IN WITNESS WHEREOF, MPC and OCP have caused this Amendment No. 4 to be duly executed as of the 1st day of January, 1997.

    MADE OUT IN DUPLICATE ON FEBRUARY 20, 1997.


MISSISSIPPI PHOSPHATES CORPORATION        OFFICE CHERIFIEN DES PHOSPHATES
AND MISSISSIPPI CHEMICAL CORPORATION

By: /s/ Charles O. Dunn                  By: /s/ Mourad Cherif
    -------------------                      -----------------
    Charles O. Dunn                          Mourad Cherif
    President                                General Manager

                  SCHEDULE 1 TO AMENDMENT NO. 4 OF AGREEMENT

                                   EXHIBIT F

                        THE PASCAGOULA PLANT EXPANSION



    The Pascagoula Plant Expansion shall consist of all the new equipments and facilities and all improvements and modifications to the existing production units and storage facilities at the Pascagoula Plant which are assembled, constructed and installed in order to increase the Pascagoula Plant's annual production rate to approximately 900,000 short tons. The major components of the Pascagoula Plant Expansion are set forth hereinafter together with their estimated useful lives and straight-line depreciation in US$/year.

                  SCHEDULE 1 TO AMENDMENT NO. 4 OF AGREEMENT

                                   EXHIBIT F

                        THE PASCAGOULA PLANT EXPANSION



              CAPITAL COST AND PRELIMINARY DEPRECIATION SCHEDULE
                       INCREASE DAP PRODUCTION CAPACITY

                                                                                 ST. LINE
                                                              USEFUL LIFE      DEPRECIATION
                                                COST        (YRS) ESTIMATED       $/Year
                                             -----------    ---------------    ------------
I.   PHOSPHORIC ACID
     PLANT EXPANSION

     A.  Additional Digestor & Cooling       $ 1,251,000        10 Years         $125,100
     B.  Filte and Evaporator Upgrades       $ 1,765,000        10 Years         $176,500
     C.  Recycle & Sulfuric Acid
         System Modification in Phos Acid    $   214,000        10 Years         $ 21,400
     D.  Sulfuric Acid Transfer Piping       $   513,000        10 Years         $ 51,300
                                             -----------
                                             $ 3,743,000

II.  DAP STORAGE                             $ 3,499,000        18 Years         $194,389

III. DAP PLANT EXPANSION

     A.  Neutralizer Addition                $   586,000        15 Years         $ 39,067
     B.  Weak Acid Scrubber                  $   231,000        15 Years         $ 15,400
         Modification
     C.  Product Cooler Upgrade              $   475,000        15 Years         $ 31,667
     D.  Sulfuric Acid Catalyst              $   430,000         5 Years         $ 86,000
         Replacement
     E.  Granulator Upgrade                  $   373,000        15 Years         $ 24,867
     F.  Upgrade Recycle Circuit             $   477,000        15 Years         $ 31,800
     G.  Reslope Dryer                       $   141,000        15 Years         $  9,400
                                             -----------
                                             $ 2,713,000

IV.  ENGINEERING AND SUPERVISION             $   498,000        13.75 Years      $ 36,218
                                             -----------

TOTAL I, II, III & IV                        $10,453,000
                                             -----------